SCHEDULE 14C
(Rule 14c-101)
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SCHEDULE 14C INFORMATION
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Exchange Act of 1934 (Amendment No.          )

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CONSOLIDATED CAPITAL PROPERTIES IV
A CALIFORNIA LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)
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INFORMATION STATEMENT
FOR
CONSOLIDATED CAPITAL PROPERTIES IV
A CALIFORNIA LIMITED PARTNERSHIP
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
September 25, 2006
Dear Limited Partner:
     We are sending you this information statement in connection with the approval of an amendment to the limited partnership agreement of Consolidated Capital Properties IV, a California limited partnership (the “Partnership”). This amendment will authorize the Partnership to hire ConCap Equities, Inc., a Delaware corporation and the general partner of the Partnership (our “General Partner”), and its affiliates to provide services to the Partnership on third-party market terms in connection with any redevelopment of our properties.
Affiliate Transaction Amendment
     Our limited partnership agreement prohibits our General Partner and its affiliates from receiving any fee or other compensation from the Partnership other than those explicitly provided for in the agreement. Although our limited partnership agreement permits our General Partner and its affiliates to perform, and be compensated for, among other things, the day-to-day management of the Partnership’s properties, it is not clear that the redevelopment of our Knollwood Apartments property would constitute such day-to-day management. The proposed amendment will explicitly permit our General Partner and its affiliates to provide the Partnership with services on third-party market terms in connection with the redevelopment of the Partnership’s properties.
Planned Knollwood Redevelopment
     The Partnership currently plans to redevelop its Knollwood apartments property located in Nashville, Tennessee in two phases. Based on our current projected redevelopment budget, we estimate that the total redevelopment cost for each of the first and second phases of redevelopment will be approximately $7,500,000, for an aggregate cost for the entire redevelopment of approximately $15,000,000.
     In connection with this redevelopment, we plan to hire AIMCO/Bethesda Holdings, Inc. (“AIMCO/Bethesda”), an affiliate of our General Partner, to plan, structure and supervise the redevelopment process. The Partnership will pay AIMCO/Bethesda an aggregate fee of $25,000 for the planning and structuring of the entire redevelopment process, and a fee equal to 4% of the actual redevelopment costs for the Knollwood Apartments property for supervision of the redevelopment which, based on the current estimated redevelopment costs, will be an amount equal to approximately $300,000 for each phase for an aggregate fee of $600,000 for the entire redevelopment. Our General Partner has determined that the redevelopment fees are not in excess of fees that the Partnership would have to pay to a third-party provider of these services and that an affiliate will provide them more efficiently than a third-party.
Required Limited Partner Approval
     Our limited partnership agreement may be amended by the consent of limited partners owning more than 50% of our outstanding limited partnership units. As of September 21, 2006, 342,773 of our limited partnership units were issued and outstanding, and affiliates of our General Partner, own 224,768 of these units, or approximately 65.57% of the outstanding units. Our General Partner’s affiliates have indicated that they will vote all of their limited partnership units in favor of the amendment. As a result, approval of the amendment is assured.
     This information statement contains information about the amendment and the reasons that our General Partner has decided that the amendment is in the best interests of the limited partners. Our General Partner has conflicts of interest with respect to the amendment that are described in greater detail herein.
WE’RE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY
The date of this information statement is September 25, 2006
     This information statement is being mailed on or about the date hereof to all holders of our limited partnership units at the close of business on September 25, 2006.

REASONS FOR THE AMENDMENT
          Our General Partner believes that the amendment is in the best interests of the Partnership and our limited partners. In making its determination, our General Partner considered a number of factors, including the following:
•	Our General Partner believes that redevelopment of certain of its properties, including its planned redevelopment of its Knollwood Apartments property located in Nashville, Tennessee, will eventually allow an increase in the net operating income of such properties and will permit them to remain competitive with other rental properties in the local market.

•	Our lender has required approximately $8,200,000 of improvements to the property’s building exteriors over the next five years to remedy existing deficiencies, including replacement or repair of roofing, balcony and patio canopies, exterior cladding, wood siding and trim, brick veneer, window sealant and glazing, ventilation systems, electrical wiring and sanitary sewer piping, but these improvements are not of the type which will necessarily increase the net operating income available with respect to the property. To date, the Partnership has already placed in escrow approximately $3,500,000 of the funds required to carry out the improvements required by our lender.

•	The proposed amendment will explicitly authorize our General Partner and its affiliates to provide the Partnership with services on third-party market terms in connection with the redevelopment of the Partnership’s properties. Our General Partner has determined that the redevelopment fees to be paid to AIMCO/Bethesda are not in excess of the fees that the Partnership would have to pay a third party to perform the redevelopment services, and that affiliates of the Partnership will be more familiar with such properties and will be able to plan and supervise the redevelopment more efficiently than a third-party.

•	In addition, our General Partner believes that if the redevelopment does not occur, the competitiveness of the property with respect to other available communities in the local market will continue to decline as certain of such communities have already been redeveloped and most are in better condition and have better amenities than our property.
          In general, the Partnership regularly evaluates the capital needs and competitive position of our properties by considering various factors, such as the Partnership’s financial position and real estate market conditions. The Partnership monitors our properties’ specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating resident demand, current trends, competition, new construction and economic changes. The Partnership oversees each asset’s operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for a property (including any prepayment penalties), tax implications, availability of attractive mortgage financing and the investment climate all are considered. Another significant factor that the Partnership considers is the tax consequences of a particular sale of property.
          For these reasons, our General Partner has approved the proposed amendment which will, among other things permit the redevelopment of our Knollwood Apartments property. See “Planned Knollwood Redevelopment” and “Approval of Amendment” for a more detailed description of the proposed redevelopment and amendment.
PLANNED KNOLLWOOD REDEVELOPMENT
          The Partnership has owned and operated the Knollwood Apartments property since 1982. The property is a 326-unit apartment complex located in Nashville, Tennessee. During the year ended December 31, 2005, the Partnership completed approximately $658,000 of capital improvements at the property consisting primarily of interior lighting upgrades, structural improvements and appliance and floor covering replacements. To our knowledge, the property has not undergone major renovation or redevelopment since its construction in 1972.
The Redevelopment
          Our planned redevelopment of the property is divided into two phases. The first phase includes improvements primarily to the property’s building exteriors, while the second phase includes improvements primarily to building interiors. Improvements to be made during the first phase of the redevelopment, include the removal and replacement of all of the property’s flat and mansard roofs which are in poor condition and require replacement with more current roofing. In addition, the wiring at the property will be replaced and upgraded, as well as the buildings’ heating, ventilation and cooling systems, water heaters, balcony and patio canopies, exterior cladding, wood siding and trim, brick veneer, window sealant and glazing and sanitary sewer piping.
          Although the scope of the second phase of the redevelopment has not been finalized, we anticipate that the second phase will include improvements to the property’s apartment interiors, common areas and the property site. Improvements to apartment interiors include upgrades to kitchens and bathrooms. Improvements to common areas and the property site include amenity upgrades and landscaping.
          We currently estimate that first phase of the redevelopment will take approximately eight months and that the second phase will commence four months after the start of the first and will take approximately 12 months, for an aggregate redevelopment period of approximately 16 months, but many factors could cause these periods to vary from our estimate, including shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, scheduling problems, weather interference, natural disasters, or a change in the scope of the work.
          We currently estimate that the total redevelopment costs for each of the first and second phases of redevelopment will be approximately $7,500,000, for an aggregate cost for the entire redevelopment of approximately $15,000,000. Of course, our estimates are based on information known to us at this time. Our estimates assume that we will be able to start the first phase of the redevelopment on or before October 15, 2006 and the second phase of the redevelopment on or before February 15, 2007. Many factors could cause the actual redevelopment costs to vary from our estimates, including construction cost overruns, unforeseen environmental or engineering problems or a change in the scope of the work.
Affiliate Redevelopment Services
          In connection with this redevelopment, we plan to hire AIMCO/Bethesda, an affiliate of our General Partner, to plan, structure and supervise the redevelopment process. The Partnership will pay AIMCO/Bethesda a fee of $25,000 for the planning and structuring of the entire redevelopment process, and an aggregate fee equal to 4% of the actual redevelopment costs for the Knollwood Apartments property for supervision of the redevelopment which, based on the current estimated redevelopment costs, will be an amount equal to approximately $300,000 for each phase for an aggregate fee of $600,000 for the entire redevelopment. Our General Partner has determined that the redevelopment fees are not in excess of fees that the Partnership would have to pay to a third-party provider of these services and that an affiliate will provide them more efficiently than a third-party.
Plans After Redevelopment
          After completion of the redevelopment, we plan to continue to hold and operate our Knollwood Apartments property and to remarket the redeveloped apartment units to new tenants and tenants renewing existing leases in order to obtain rent increases which reflect the improvements to the property resulting from the redevelopment.
CONFLICTS OF INTEREST
          Our General Partner has conflicts of interest with respect to the provision of redevelopment services to the Partnership. AIMCO/Bethesda, an affiliate of our General Partner, will be paid the redevelopment fees before the limited partners will receive any distributions. Further, affiliates of Apartment Investment and Management Company, or AIMCO, own 100% of the interests in our General Partner as well as 65.57% of the outstanding limited partnership units of the Partnership. As a result, AIMCO is in a position to influence all voting decisions with respect to the Partnership. (See “Approval of the Amendment” for a discussion of such affiliates effective voting control.) Although our General Partner, owes fiduciary duties to our limited partners, it also owes fiduciary duties to AIMCO, which is its ultimate parent company. Accordingly, our General Partner’s duties to the Partnership and our limited partners may come into conflict with its duties to AIMCO.

          An affiliate of our General Partner charged the Partnership reimbursement fees of approximately $285,000 and $223,000 related to construction management services provided by such affiliate during the years ended December 31, 2005 and 2004, respectively, and $154,000 during the six months ended June 30, 2006. The amendment will explicitly permit, the provision of these services to the Partnership by this affiliates.
APPROVAL OF THE AMENDMENT
Affiliate Transaction Amendment
          Currently, Section 2.04(6)(b) of our limited partnership agreement prohibits our General Partner and its affiliates from receiving any fee or other compensation from the Partnership other than those explicitly provided for in the agreement. Although our limited partnership agreement permits our General Partner and its affiliates to perform, and be compensated for, among other things, the day-to-day management of the Partnership’s properties, it is not clear that the redevelopment of our Knollwood Apartments property would constitute such day-to-day management. The proposed amendment will explicitly permit our General Partner and its affiliates to provide the Partnership with services on third-party market terms in connection with the redevelopment of the Partnership’s properties.
Required Limited Partner Approval
           Article XII of our limited partnership agreement provides that the agreement may be amended by a vote of our limited partners owning more than 50% of our outstanding limited partnership units entitled to vote. As of September 21, 2006, 342,773 of our limited partnership units were issued and outstanding. Each limited partnership unit represents approximately 0.00029% of our outstanding limited partnership units. Affiliates of our General Partner currently own 224,768 of these units, or approximately 65.57% of the outstanding units as set forth below in “Security Ownership of Certain Beneficial Owners and Management.” These affiliates have indicated to us that they will consent to the amendment to our limited partnership agreement.
           Upon receipt of these consents, the holders of a majority of our outstanding limited partnership units will have consented to the amendment and, as a result, no vote of any other limited partnership unit holder will be necessary to consent to the amendment. Accordingly, we are not soliciting any other votes. Such written consent shall have an effective date as of October 15, 2006, which is 20 days after the mailing of this information statement. This consent will authorize the amendment as required under our limited partnership agreement.
          The text of each of the amendment is set forth in Annex I to this information statement.
PARTNERSHIP BUSINESS
          The Partnership was organized as a limited partnership under the laws of California in September 1981. In December 1981, the Partnership commenced a public offering of the Partnership’s limited partnership units. The units represent equity interests in the Partnership and entitle the holders thereof to participate in certain allocations and distributions of the Partnership. The sale of the units closed in December 1983, with 343,106 units sold at $500 each, or gross proceeds of $171,553,000 to the Partnership. Since its initial offering, the Partnership has not received nor are limited partners required to make, additional capital contributions.
          By the end of fiscal year 1985, approximately 73% of the proceeds raised had been invested in 48 properties. Of the remaining 27%, 11% was required for organizational and offering expenses, sales commissions and acquisition fees, and 16% was retained in Partnership reserves for project improvements and working capital as required by our limited partnership agreement.
          Our General Partner is ConCap Equities, Inc. Our General Partner is a subsidiary of AIMCO, a publicly traded real estate investment trust. The directors and officers of our General Partner also serve as executive officers of AIMCO. Our limited partnership agreement provides that the Partnership is to terminate on December 31, 2011 unless terminated prior to that date.

          The Partnership’s primary business and only industry segment is real estate related operations. The Partnership is engaged in the business of operating and holding real estate properties for investment. As of the close of fiscal year 1985, the Partnership had completed its property acquisition stage and had acquired 48 properties. At June 30, 2006, the Partnership owned 11 income producing properties (or interests therein), which range in age from 29 to 34 years old and are principally located in the midwest, southeastern and southwestern United States. Prior to 2004, the Partnership had disposed of 34 properties originally owned by the Partnership. Three properties were sold in 2004.
          The Partnership does not have any employees and depends on our General Partner and its affiliates and agents for the management and administration of all Partnership activities.
          For information on certain of our pending litigation, please refer to our most recent reports on Forms 10-K and 10-QSB (for the year ended December 31, 2005 and the six months ended June 30, 2006) filed with the Securities and Exchange Commission.
PARTNERSHIP PROPERTIES
          The following table sets forth our current investment in real property:

Property	Date of Purchase	Type of Ownership	Use

The Apartments, Omaha, Nebraska	04/84	Fee ownership, subject to a first mortgage (1)	Apartment — 204 units

Arbours of Hermitage Apartments, Nashville, Tennessee	09/83	Fee ownership, subject to first mortgage (1)	Apartment — 350 units

Belmont Place Apartments, Marietta, Georgia	08/82	Fee ownership, subject to first mortgage (2)	Apartment — 326 units

Citadel Apartments, El Paso, Texas	05/83	Fee ownership, subject to first and second mortgages (1)	Apartment — 261 units

Citadel Village Apartments, Colorado Springs Colorado	12/82	Fee ownership, subject to a first mortgage (1)	Apartment — 122 units

Foothill Place Apartments, Salt Lake City, Utah	08/85	Fee ownership, subject to a first mortgage (2)	Apartment — 450 units

Knollwood Apartments, Nashville, Tennessee	07/82	Fee ownership, subject to a first mortgage (1)	Apartment — 326 units

Lake Forest Apartments, Omaha, Nebraska	04/84	Fee ownership, subject to first and second mortgages	Apartment — 312 units

Post Ridge Apartments, Nashville, Tennessee	07/82	Fee ownership, subject to first and second mortgages (2)	Apartment — 150 units

Rivers Edge Apartments, Auburn, Washington	04/83	Fee ownership, subject to a first mortgage (2)	Apartment —120 units

Village East Apartments, Cimarron Hills, Colorado	12/82	Fee ownership, subject to a first mortgage (1)	Apartment — 137 units

(1)	Property is held by a limited partnership and/or limited liability company in which the Partnership owns a 100% interest.

(2)	Property is held by a limited partnership in which the Partnership owns a 99% interest.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding our limited partnership units owned by each person or entity who is known by us to own beneficially more than 5% of the limited partnership units as of September 21, 2006:

Name and Address	Number of Limited
of Beneficial Owner	Partnership Units	Percent of Class
AIMCO IPLP, L.P.	67,033.50	19.55%
(an affiliate of AIMCO)
IPLP Acquisition I LLC	29,612.50	8.64%
(an affiliate of AIMCO)
AIMCO Properties, LP	128,122.00	37.38%
(an affiliate of AIMCO)
Total:	224,768.00	65.57%
     AIMCO IPLP, L.P. and IPLP Acquisition I LLC are indirectly ultimately owned by AIMCO. Their business address is 55 Beattie Place, Greenville, South Carolina 29602.
     AIMCO Properties, L.P., is indirectly ultimately controlled by AIMCO. Its business address is 4582 S. Ulster Street Parkway, Suite 1100, Denver Colorado 80237.
     Neither our General Partner nor any director or officer of our General Partner owns any limited partnership units.
WHERE YOU CAN FIND MORE INFORMATION ABOUT THE PARTNERSHIP
     We are subject to the informational requirements of the Securities Exchange Act of 1934 and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports and proxy and information statements regarding issuers, including us, that file electronically with the SEC.
     You should only rely on the information provided in this information statement or any supplement or on information we have filed with the SEC. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement or in any of our filings with the SEC is accurate as of any date other than the date on the front of this information statement or the supplement or as of the date of such filings.
     You may request a copy of our filings with the SEC, at no cost, by writing or calling us at the following address or facsimile or telephone number: c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, NJ 07071; by fax at (201) 460-0050; or by telephone at (800) 217-9608.

NO APPRAISAL RIGHTS
     Our limited partners are not entitled to dissenters’ appraisal rights under California law or our limited partnership agreement in connection with the amendment described in this information statement.
REGULATORY APPROVALS
     Other than the filing and distribution of this information statement, no regulatory approvals are required for the amendment described in this information statement.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, NJ 07071
By telephone:	(800) 217-9608
By fax:	(201) 460-0050
     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies.

ANNEX I
SEVENTH AMENDMENT
TO
THE LIMITED PARTNERSHIP AGREEMENT
OF
CONSOLIDATED CAPITAL PROPERTIES IV
     THIS SEVENTH AMENDMENT TO THE LIMITED PARTNERSHIP AGREEMENT OF CONSOLIDATED CAPITAL PROPERTIES IV (this “Amendment”) is entered into as of October 15, 2006, by and among ConCap Equities, Inc., a Delaware corporation (the “General Partner”), and each of the Limited Partners. All capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings given to them in the Partnership Agreement (as defined below).
Recitals
     WHEREAS, Consolidated Capital Properties IV, a California limited partnership (the “Partnership”), is governed pursuant to the terms of that certain Limited Partnership Agreement of Consolidated Capital Properties IV, dated as of September 22, 1981 (as amended, the “Partnership Agreement”); and
     WHEREAS, the General Partner has obtained consents of the requisite percentage-in-interest of the Limited Partners (i.e., Limited Partners holding a majority of Units of all of the Limited Partners), necessary to amend the Partnership Agreement as provided in this Amendment.
     NOW, THEREFORE, in consideration of the premises, the agreement of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereby agree as follows:
     1.    Compensation of General Partners and Affiliates. Section 2.04(6)(b) of the Partnership Agreement is hereby amended by adding the following sentence to the end of such paragraph:
“Notwithstanding the foregoing, the General Partner and its Affiliates shall be entitled to render services to the Partnership in connection with redevelopment of any of the properties owned by the Partnership, and receive fees or other compensation from the Partnership for such services, provided that any such fees or other compensation shall not exceed an amount which is competitive in price and terms with other nonaffiliated Persons rendering comparable services.”
     2.    Miscellaneous.
          (a)      Effect of Amendment. In the event of any inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail. In the event of any conflict or apparent conflict between any of the provisions of the Partnership Agreement as amended by this Amendment, such conflicting provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.
          (b)      Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed. Except as amended hereby, the Partnership Agreement shall continue, unmodified, and in full force and effect.
          (c)      Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

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          (d)    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
[Remainder of page intentionally left blank.]

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

The General Partner: CONCAP EQUITIES, INC.
By:
Name:
Title:

The Limited Partners: AIMCO IPLP, L.P.
By:	AIMCO/IPT, Inc., Its General Partner

By:
Name:
Title:

IPLP ACQUISITION I, L.L.C.
By:	AIMCO IPLP, L.P., Its Sole Member

By:	AIMCO/IPT, Inc., Its General Partner

By:
Name:
Title:

AIMCO PROPERTIES, L.P.
By:	AIMCO-GP, Inc., Its General Partner

By:
Name:
Title:

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